3.3

                          ARTICLES OF AMENDMENT OF THE
                            ARTICLES OF INCORPORATION

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                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                             OPTIMUM COMPUTING, INC.


Pursuant to the provisions of section 607.1006, Florida Statutes, this corporation adopts the following articles of amendment to its articles of incorporation:

     Article IV: This Corporation shall be authorized to issue 100,000,000 shares of common stock with each share having a par value of $.001.

     This amendment became effective as of June 20, 1990. In accordance with the minutes of the meeting of the Board of Directors held on June 15, 1990 and the subsequent shareholder's meeting held the same day.

     Adoption of Amendment(s):

     The amendment(s) were adopted by the shareholders on June 15, 1990 with an effective date of June 20, 1990. The number of votes cast for the amendment(s) were sufficient for approval.

Signed this 18th day of July, 1995.



                                         /s/ Rene Gomez
                                         ------------------------------------
                                         RENE GOMEZ, Chairman of the Board of
                                         Directors